Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this the 29th day of November, 2016, by and between Melissa How (“Employee”) and A.S.V., LLC, a Minnesota limited liability company, whose address is 840 Lily Lane, Grand Rapids, Minnesota 55744 (the “Company”).

RECITALS

WHEREAS, Employee is currently employed as the Finance Director for the Company;

WHEREAS, in connection with the anticipated initial public offering of common stock of the Company (the “IPO”), the Company has determined it would be in the best interests of the Company to promote the Employee to the position of Chief Financial Officer (“CFO”) of the Company;

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth herein, effective as of, and conditioned upon, the closing of the IPO;

WHEREAS, Employee desires a promotion to CFO of the Company and to be employed by the Company on the terms and conditions set forth herein, effective as of, and conditioned upon, the closing of the IPO; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

TERMS

1. Employment Term. Subject to the terms and conditions set forth herein, the Company agrees to employ Employee, and Employee hereby accepts employment with the Company, as the CFO of the Company and its subsidiaries, or a similar executive position (the “Position”), for a term commencing on the closing of the IPO, (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (the “Employment Term”) unless otherwise terminated under this Agreement; provided however, that if the Commencement Date does not occur on or before September 1, 2017, this Agreement shall never take effect, shall be deemed null and void and shall create no obligations for the Company or Employee.

The Employment Term will automatically extend for successive periods of one year (each a “Renewal Term” and each such Renewal Term together with the Employment Term shall be referenced collectively as the “Term”) at the end of the Employment Term and any Renewal Term unless either the Company or Employee notifies the other in writing (a “Non-Renewal Notice”) of a decision not to renew the Employment Term or the Renewal Term, as applicable, at least 90 days prior to the end of the Employment Term or the Renewal Term, as applicable. Employee and the Company agree that Employee’s employment with the Company constitutes “at-will” employment. Employee and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Employee. However, as described in this Agreement, Employee may be entitled to severance benefits depending upon the circumstances of Employee’s termination of employment.

2. Duties. During the Term, Employee shall serve the Company faithfully and to the best of Employee’s ability, shall devote Employee’s full attention, skill and efforts to the performance of the duties of the Position. Employee shall report to the Company’s Chief Executive Officer (“CEO”). Employee will render such business and professional services in the performance of her dudes, consistent with Employee’s position within the Company, subject to the Company’s discretion, and as will reasonably be assigned to her by the CEO. During the Term, Employee will devote Employee’s full business efforts and time to the Company and will use good faith efforts to discharge Employee’s obligations under this Agreement to the best of Employee’s ability. For the duration of the Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however that Employee may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization, provided such services do not create a conflict of interest with, or otherwise interfere in any way with, Employee’s obligations to Company.

3. Other Business Activities. During the Term, other than as provided in Section 2 above, Employee will not engage in any other business activities or pursuits which arc contrary to Employee’s responsibilities and obligations pursuant to this Agreement.

4. Compensation.

a.	Base Salary. As of the Commencement Date, the Company will pay Employee an annual salary of $190,000 as compensation for her services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Employee’s salary will be reviewed annually by the Compensation Committee of the Company’s Board of Directors, or any successor thereto (the “Committee”), and adjustments may be made at the discretion of the Committee.

b.	Equity Award. The Company intends to recommend to the Committee that it grant Employee $76,000 in stock options, shares of restricted stock of the Company or other form of equity award (with the choice of the form of equity award to be determined at the Company’s sole discretion), subject to such vesting and other terms and conditions as the Committee shall determine and otherwise subject to all terms and conditions of any incentive plan and award agreement under which any such award may be granted. Any such incentive plan and award agreement shall govern the grant of any equity award.

c.	Long-Term Incentive. Employee will be eligible to participate in the Company’s long-term incentive plan, subject to the terms and conditions of such plan, which are subject to change at the Company’s sole discretion.

d.	Annual Incentive. Employee will be eligible to participate in any annual incentive plan or program established by the Committee, subject to the terms of any such plan or program; provided, however, it is anticipated that such incentive, if any, (i) would be subject to the Committee’s sole discretion, (ii) would depend upon the extent to which the applicable performance goal(s) specified by the Committee arc achieved and would be decreased or increased accordingly, and (iii) may be paid in such form as the Committee may determine, including in cash and/or restricted shares and/or units, with no more than 20% of any such award being paid in restricted shares. Any such incentive payment shall be subject to normal and customary withholdings.

5. Benefits. Employee shall be entitled to those employee benefits which the Company from time to time generally make available to employees (“Benefits”) pursuant to the terms and conditions of the Company’s benefit plans and/or policies. The Benefits shall initially include, without limitation:

a. Medical, dental, vision, and life and disability insurance and such other benefits as the Company may determine from time to time.

b. Incentive, savings and retirement plans, practices, policies and programs applicable to Employees of the Company, including 401(k).

c. Paid vacation time in accordance with the plans, practices, policies and programs applicable to employees of the Company at twenty eight (28) days for each calendar year.

d. Monthly reimbursement of any country club and/or private club dues up to $500 per month (excluding initiation fees).

6. Reimbursement of Business Expenses. Subject to such conditions as the Company may from time to time determine, including without limitation a requirement that Employee supply documentation to substantiate business expenses, Employee shall be reimbursed for ordinary and reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement. In addition, Employee shall be entitled to a monthly automobile expense in the amount of Seven Hundred and Fifty Dollars ($750) during the Term. Employee shall also be reimbursed for cellular telephone and personal data assistant costs and expenses as well as customary expenses relating to professional activities occurring during the Term. Any expense reimbursement made under this Section 6 will be subject to the terms of the Company’s policies and procedures concerning business-expense reimbursements that arc in place at the time that an expense is incurred.

7. Confidentiality. Employee recognizes and acknowledges that the Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Term and for a period the greater of two years or when Employee no longer received compensation or Severance hereunder, Employee shall not, without the prior written consent of the Company, for any reason, either directly or indirectly divulge to any third party or use for Employee’s own benefit or for any purpose other than the exclusive benefit of the Company any confidential, proprietary, business or technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Confidential Information”) revealed, obtained or developed in the course of Employee’s employment with the Company. Such Confidential Information shall include, but shall not be limited to, the intangible personal property described in Section 8(b) hereof, any information relating to methods of production, manufacture, service, research, specifications, computer codes, business, marketing and sales techniques and concepts, other data and materials used in performing the Employee’s duties (other than her personal contact list), costs, business studies, finances, marketing data, plans and efforts, the terms of contracts and agreements with customers, contractors and suppliers, litigation strategy and other Confidential Information relating to litigation, the Company’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers, contractors and suppliers, personnel information, and any other materials that have not been made available to the industry; provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for Employee’s Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for Employee’s own benefit or for any other purpose any Confidential Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 7.

Notwithstanding any provision in this Agreement to the contrary, in the event Employee is required by judicial or administrative process to disclose any Confidential Information, Employee may disclose that portion of the Confidential Information that Employee’s legal counsel advises is required to be disclosed; provided that, unless prohibited by applicable law, Employee shall notify the Company promptly and in advance of any such proposed disclosure, and Employee shall support the efforts of the Company to limit the scope of the disclosure or to obtain a protective order for such Confidential Information. In addition, and notwithstanding any provision in this Agreement to the contrary, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.... An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement or any Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

8. Inventions and Property.

a. Title to Proprietary Information. All right, title and interest in and to proprietary information shall be and remain the sole and exclusive property of the Company. Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of, or containing, proprietary or Confidential Information or other materials or property of any kind belonging to the Company, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for Employee’s position, and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal.

b. Development of Intellectual Property.

i. Employee agrees that all right, tide and interest in and to any innovations, designs, systems, analyses, ideas for sales and marketing programs, customer contacts, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (A) at any time and at any place during Employee’s employment with the Company and which, in the case of any or all of the foregoing, arc related to and used in connection with the Business, as defined below in Section 10, (B) as a result of tasks assigned to Employee by the Company or (C) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Company. Employee shall promptly disclose to the Company all Intellectual Property and Employee shall have no claim for additional compensation for the Intellectual Property.

ii. Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Property that is not copyrightable, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

iii. Employee further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, and (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

9. Non-Competition. In exchange for the substantial consideration set forth in this Agreement, including without limitation employment during the Term, the Base Salary, eligibility for an equity award and incentive compensation, and eligibility to receive significant severance benefits, Employee agrees as follows:

a. Employee shall not engage in any Unfair Competitive Activities during the Term.

b. Employee shall not engage in any Unfair Competitive Activities for the two year period following the date of the termination of Employee’s employment with the Company by the Company for Just Cause or by the Employee for Good Reason.

c. Employee shall not engage in any Unfair Competitive Activities during any period in which Employee is receiving any payments or benefits under Section 10(g), Section 10(h) or Section 10(k). Notwithstanding the foregoing, at any time during which the Employee is receiving any payments and benefits due the Employee pursuant to Section 10(g), Section 10(h) or Section 10(k), as the case may be, the Employee may elect by written notice to the Company to forego and release the Company from paying such payments and providing such benefits. From and after the date of such notice (i) the Company shall have no further obligation to make any such payments or provide such benefits, and (ii) the obligation of the Employee set forth in Section 9(c) shall terminate.

d. The term “Unfair Competitive Activities” shall mean any act by Employee to directly or indirectly engage in, participate in, become employed by, or render advisory or consulting or other services in connection with, or make any financial investment, whether in the form of equity or debt, or own any interest in any Prohibited Business. The term “Unfair Competitive Activities” shall not be construed to include any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment docs not give the Employee the right or ability to control the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Employee’s duties hereunder and the Employee’s interest in such investment.

c. The term “Prohibited Business” shall be defined as any business and any branch, office or operation thereof, which is competes with the Company in the compact construction equipment business, or any other line of business that the Company may engage in, undertake or develop at any time during the Term (the “Business”), anywhere in North America, South America, Australia, New Zealand or wherever else the Company may engage in or undertake the Business during the Term.

10. Termination.

a. Employee’s employment with the Company shall automatically terminate upon Employee’s resignation, death or Permanent Disability (as defined below). Furthermore, Employee’s employment with the Company (i) may be terminated by Employee for Good Reason (as herein defined), or for no reason, subject to the conditions set forth below; and (ii) may be terminated by the Company for just Cause (as herein defined), or Without Cause (as herein defined) (each, an “Employee Termination”).

b. The termination of Employee’s employment with the Company shall be effective on the following date: (i) if terminated as a result of Employee’s resignation, on the date specified in a written notice delivered by Employee to the Company, which date shall be at least 15 days following the date of such written notice; (ii) if terminated as a result of death or Permanent Disability, upon the date of such event; (iii) if terminated by the Company, on the date specified in a written notice delivered by the Company to Employee, and (iv) if terminated by either the Company or Employee by virtue of delivery of a Non-Renewal Notice, on the last day of the Employment Term or the then current Renewal Term, as applicable.

c. A termination “Without Cause” shall be (i) a termination of the Employee’s employment by the Company for any reason other than Just Cause or (ii) the expiration of the Term pursuant to a Non-Renewal Notice issued by the Company.

d. As used in this Agreement, “Just Cause” means: (i) Employee’s admission of, or conviction of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries; (ii) Employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) Employee’s violation of the provisions set forth in Sections 7,8 or 9; (iv) Employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by Employee; (v) Employee’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring the

Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Business; (vi) any violation by Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (vii) alcohol or substance abuse by Employee that interferes with the performance of Employee’s essential duties; or (viii) any other material breach by Employee of this Agreement; provided that the reasons described in clauses (iii), (vi), (vii) and (viii) shall constitute Just Cause only upon Employee’s failure to correct such behavior prospectively within ten (10) days following written notice thereof from, or on behalf of the independent members of the Board of Directors of the Company and provided further that “Just Cause” shall not include (1) bad judgment or negligence other than habitual neglect of duty or other than as described in Section 10(d)(v), (2) any act or omission believed by the Employee in good faith to have been in or not opposed to the interest of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which and Employee was not legally entitled); or (3) any act or omission with respect to which a determination could properly have been made that the Employee met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission. The exercise of the right of the Company to terminate Employee’s employment for Just Cause shall not abrogate or diminish any rights of, or remedies available to, the Company in respect of the action giving rise to such termination.

e. As used in this Agreement, the Employee shall have “Good Reason” to terminate her employment if one or more of the following occur, without the Employee’s prior written consent; (i) a material diminution, adverse to the Employee, in her position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of her employment for Just Cause or Permanent Disability or as a result of action by the Employee, and (ii) a material decrease in the Employee’s Base Salary, annual bonus opportunity or benefits (other than any such decrease applicable to similarly situated employees of the Company generally). The Employee cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 60 days from the date on which such notice is provided to cure such circumstances. If the Employee docs not terminate her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

f. For purposes of this Agreement, “Change of Control” shall mean any of the following, but, to the extent required to avoid the adverse tax consequences under Section 409A of the internal Revenue Code, only to the extent any such event also constitutes a change in control event for purposes of Section 409A of the Internal Revenue Code: (i) the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities, (ii) the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation, (iii) the failure of the Company to assign this Agreement to a successor, (iv) a majority of the members of the Board of Directors of the Company on the date of this Agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that for purposes of this Section 10(f) any director recommended by a majority of the Current Directors as a successor of a Current Direct shall be deemed to be a Current Director, (v) the acquisition of a controlling interest in the Company or in any of the Company’s successors by any party other than Manitex International, Inc. or Terex Corporation after the Commencement Date, and (vii) the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities. Notwithstanding any provision of the Agreement to the contrary, a Change in Control shall not include the closing of the IPO or the Company’s reorganization after the Commencement Date.

g. If the Employee’s employment is terminated by the Company Without Cause, or by Employee for Good Reason, within twenty-four (24) months following a Change of Control, the Employee shall be entitled to the following, upon satisfying the Release Condition, subject to the terms of Section 11 and in lieu of any other severance entitlement or eligibility under this Agreement or any other contract or plan:

(i)	Cash. The amount of cash equal to the greater of (a) the Base Salary for the remaining Employment Term or then current Renewal Term, as applicable, or (b) the sum of (i) two (2) times the average of the Employee’s annual base salary in effect at the time written notice of termination is given to the Employee; (ii) two (2) times the average of the Employee’s annual earned bonuses from the Company (if any) for the three calendar years preceding the date of termination; and (iii) the product of (x) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (y) the annual bonus that the Company has most recently been paid to the Employee (if any) with respect to the calendar year preceding the date of termination (the sum of the amounts described in clauses (a) and (b) shall be hereinafter referred to as the “CIC Payment”). To the extent a CIC Payment is owed to the Employee, the Company shall pay to the Employee any CIC payment in installments via the Company’s regular payroll practices over the two (2) year period following the Employee Termination.

(ii)	Lump-Sum Payment. A lump-sum payment equal to $25,000, less all required payroll withholdings. Such amount shall be paid by the Company within sixty (60) days following the Employee Termination.

(iii)	Additionally, Employee shall receive continuation of perquisites provided for in Section 5(d), pay for vacation accrued but unused as of the effective date of the change of control, and reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6.

The term “Release Condition” shall mean Employee’s timely execution and non-revocation of a full, general release of claims, whose terms the Company shall determine, within sixty (60) days following the termination of Employee’s employment with the Company. In the event that this 60-day period for execution and non-revocation spans two tax years, payment shall be made or begin, as applicable, in the second tax year. Any installments that would have been made after termination of employment and prior to meeting the Release Condition will be made in one lump sum catch-up payment to Employee at the time payment is otherwise required to begin hereunder. For the avoidance of doubt, the Company shall have no obligation to present Employee with a general release to be signed following a termination for Just Cause or Employee’s resignation without Good Reason. The payment window spans two calendar years, the payment will be made in the second year.

h. Subject to and except as provided in Section 11 and in lieu of any other severance entitlement or eligibility under this Agreement or any other contract or plan, if Employee’s employment with the Company is terminated by the Company Without Cause, including if Employee’s employment with the Company is involuntarily terminated Without Cause in connection with the Company not renewing this Agreement, or if Employee’s employment with the Company is terminated by the Employee for Good Reason, Employee shall be entitled to receive, upon satisfying the Release Condition, (i) an amount of cash equal to the lesser of (x) the Base Salary for the remaining Employment Term or then current Renewal Term, as applicable, or (y) one year of Base Salary, to be paid in installments in accordance with the Company’s regular payroll practices over a one (1) year period; (ii) health plan continuation coverage in accordance with COBRA, and subject to all terms and conditions thereof; (iii) continuation of perquisites provided for in Section 5(d) for one (1) year; (iv) reimbursement of any unpaid expense incurred prior to the date of termination in accordance with Section 6 and any Board approved bonus Employee is otherwise entitled to receive but that remains unpaid and (v) pay for vacation accrued but unused as of the effective date of such Employee Termination. For the avoidance of doubt, if Employee’s employment with the Company terminates Without Cause or for Good Reason in the twenty-four (24) month period following a Change of Control, Section 10(g) shall govern Employee’s eligibility for severance and the terms of severance available to Employee.

i. If Employee’s employment with the Company is terminated by the Company for Just Cause or by the Employee without Good Reason, then, (i) all payments of compensation by the Company to Employee hereunder will terminate immediately, and (ii) except for those statutorily mandated obligations of Company, all perquisites and benefits will immediately cease.

j. In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Employee shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

k. For the purposes of this Agreement, Employee will be deemed to be Permanently Disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury, impairment or disease, the Employee has been unable to perform substantially all of her essential duties under this Agreement, with or without a reasonable accommodation, or (ii) the date that a reputable physician selected by the Board, and as to whom the Employee has no reasonable objection, (or pending Employee’s inability to make such determination, a reputable physician selected by the Board) determines in writing that the Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Employee’s essential duties under this Agreement, with or without a reasonable accommodation, for a period of at least six (6) consecutive months (each a “Disability Event”). If any question arises as to whether the Employee is disabled, upon reasonable request therefore by the Company, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Company shall promptly give the Employee written notice of any such determination of the Employee’s disability and of any decision of the Board to terminate the Employee’s employment by reason thereof. Upon a termination of Employee’s employment by reason of a Disability Event, and upon satisfying the Release Condition, Employee shall be entitled to receive,

(i) an amount of cash equal to the lesser of (x) the Base Salary for the remaining Employment Term or then current Renewal Term, as applicable, or (y) six months of Base Salary, to be paid in installments in accordance with the Company’s regular payroll practices over a six month period; (ii) health plan continuation coverage in accordance with COBRA, and subject to all terms and conditions thereof; (iii) continuation of perquisites provided for in Section 5(d); and (iv) reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6. Base Salary payable as severance to the Employee pursuant to this Section 10(k) shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Employee in accordance with any disability policy or program of the Company, to the extent any such reduction would not result in the adverse tax consequences under Section 409A of the Code.

l. For the avoidance of doubt, Employee’s receipt of severance payments or benefits under any subsection of Section 10 shall be in lieu of any severance payments or benefits available under any other subsection of Section 10, and in no event will Employee be entitled to duplicative or cumulative severance payments or benefits under Sections 10(h), 10(g) or 10(k).

11. Conditions to Receipt of Severance: No duty to mitigate.

a. Nondisparagment. Notwithstanding any other provision of this Agreement to the contrary, as a condition of receiving any severance payment under this Agreement, Employee shall refrain from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning the Company or any of the Company’s parent, subsidiary, affiliate or successor entities.

b. Other Requirements. Notwithstanding any other provision of this Agreement to the contrary, as a condition of receiving any continued payments and/or benefits under Section 10(g), Section 10(h) or Section 10(k), Employee must comply with the terms of Sections 7,8 and 9 of this Agreement. In the event Employee breaches her obligations under the terms of Sections 7, 8 or 9 of this Agreement, any obligation on behalf of the Company to make such payments or provide such benefits, except as otherwise required under law, will cease.

c. No Duty to Mitigate. Except for perquisites and health care benefits, Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

12. Indemnification. The Company shall indemnify Employee, to the maximum extent permitted by law, during and after the termination of the Employee’s employment, against any and all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by Employee in connection with the defense of any claim, action, suit or proceeding, arising from events before or during the term of Employee’s employment to which Employee has been made a party because the performance of employment duties under this Agreement, or by way of inclusion, the execution of this Agreement. This right to indemnification shall be in addition to any rights that the Employee may otherwise be entitled to under the Certificate of Incorporation or Bylaws of the Company as applicable.

13. Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, 10,11,12 and 20 hereof shall survive the termination of Employee’s employment hereunder.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Employee upon Employee’s death, and (b) any successor of the Company, including without limitation any successor through merger, corporate reorganization or other similar transaction. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and the Company shall use its best efforts that any successor assumes this Contract. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

15. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

Melissa How

If to the Company:

A.S.V., LLC

Attention: Andrew Rooke

840 Lily Lane

Grand Rapids, MN 55744

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

16. Entire Agreement: Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company; provided, however, nothing in this Agreement shall affect the enforceability of any restrictive covenant, confidentiality or invention-assignment agreement that Employee has previously entered with the Company (“Prior Agreements”). To the extent there arc conflicts among any of the restrictive covenant, confidentiality or invention-assignment terms of this Agreement and any similar terms found within any Prior Agreements, such terms that provide the Company with the greatest level of enforceable protection shall be given effect. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

17. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state.

19. Settlement of Disputes. Subject to the limitations set forth in Section 22, any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Employee’s employment relationship with the Company or termination of such employment relationship shall be submitted to and settled by arbitration in Chicago, Illinois, before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association (“AAA”) then in force except to the extent such rules conflict with any of the provisions of this Agreement. The parties shall select their arbitrator by striking, in turn (with the party seeking arbitration taking the first strike), potential arbitrators from a panel provided by the AAA. An arbitrator deciding a dispute pursuant to this Section 19 shall have no authority to alter any terms of this Agreement. An arbitrator deciding a dispute pursuant to this Section 19 shall have authority to award damages or other relief only to the extent such damages or other relief would be within the authority of a court of competent jurisdiction over such a dispute to award. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

20. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

21. Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

22. Specific Enforcement: Extension of Period. Employee acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof arc reasonable and necessary to protect the legitimate interests of the Company and its affiliates, and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by Employee of Sections 7, 8 and 9 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. Notwithstanding the terms of any other provision of this Agreement or any other prior agreement to the contrary, if Employee breaches or threatens to breach any of the provisions of Sections 7, 8 and 9 of this Agreement, the Company shall have the right to seek and obtain injunctive or other relief in any court without the necessity of posting a bond or other form of security, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

23. 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the acceleration of taxation or the imposition of additional taxes, penalties or interest under Section 409A. The Company and Employee agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree arc necessary or desirable to avoid the acceleration of taxation or the imposition of taxes, penalties or interest under Section 409A. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made or in-kind benefit provided to Employee hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made or in-kind benefit provided hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the applicable expense was incurred and (iii) the right to, expense reimbursement and in-kind benefits hereunder shall not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A, as of the date of termination, then to the extent any amount payable under this Agreement (i) constitutes the payment of “deferred compensation,” within the meaning of Section 409A, (ii) is payable upon Employee’s separation from service, within the meaning of Section 409A, and (iii) would be payable prior to the six-month anniversary of Employee’s separation from service, payment of such amount shall be delayed until and paid without interest upon the earlier to occur of (a) the date that is one day after the six-month anniversary of the date of such separation from service, or (b) the date of Employee’s death.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

“EMPLOYEE”

MELISSA HOW

/s/ MELISSA HOW

Date:	11-30-16

“COMPANY”

A.S.V. LLC

/s/ Andrew M. Rooke

Title:	Member & CEO

Date: November 29, 2016